Exhibit 99

January 4, 2017

Beacon Roofing Supply Announces the Retirement of Director Peter M. Gotsch

HERNDON, Va.--(BUSINESS WIRE)-- Beacon Roofing Supply (NASDAQ: BECN), the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, announced today the retirement of long-time Director Peter M. Gotsch. Mr. Gotsch’s retirement will be effective on February 10, 2017 at the expiration of his current term.

Mr. Gotsch is the longest-serving Director on Beacon’s Board of Directors, having joined the Board in 1997. He has been Beacon’s Lead Independent Director since 2011, has continuously served on Beacon’s Audit Committee for over a decade, and previously served as Chairman of Beacon’s Nominating & Corporate Governance Committee on which he still serves. He has been a Managing Director of Svoboda Capital Partners, a private equity firm, since 2011 and was the Managing Partner of Ellipse Capital from 2008 to 2011. Previously, Mr. Gotsch was a Partner with Code Hennessy & Simmons LLC with which he was affiliated since 1989.

Robert R. Buck, Beacon’s Chairman of the Board, emphasized Mr. Gotsch’s dedicated service and stated: "Peter is an exceptional Director and for two decades has provided tremendous leadership and guidance to our Board of Directors. Throughout his tenure, he has provided expert advice and counsel to management and our Board on every type of issue confronting modern corporate boards. As Beacon’s first Lead Independent Director, Peter has provided important perspective to the Board on governance and has been instrumental in Beacon's evaluation of acquisitions and the implementation of our growth strategy. Our employees and shareholders have benefitted greatly from his expertise and passion for Beacon’s success and our entire Board of Directors will miss his participation in our future meetings.”

Mr. Gotsch added: “I have enjoyed serving on Beacon’s Board of Directors and to have played a role in Beacon’s growth and success. Beacon has dedicated and hardworking employees and great leadership, both at the management and Board levels. I will miss participating in future Board meetings but look forward to watching Beacon continue to grow, lead the industry consolidation and add shareholder value for many years to come.”

About Beacon Roofing Supply

Founded in 1928, Beacon Roofing Supply, Inc. is the largest publicly traded distributor of residential and commercial roofing materials and complementary building products, operating 372 branches throughout 47 states in the U.S. and 6 provinces in Canada. To learn more about Beacon and its family of regional brands, please visit www.becn.com.

Forward-Looking Statements

This release contains information about management's view of the Company's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of the Company's latest Form 10-K. In addition, the forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point, the Company specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this press release.

Contact Information:

Beacon Roofing Supply, Inc.

Joseph Nowicki, Executive VP & CFO

571-323-3940

JNowicki@becn.com